Exhibit 24.1

POWER OF ATTORNEY

         WHEREAS, Northern States Power Company, a Minnesota corporation (the “Company”), is about to file with the Securities and Exchange Commission, under the provisions of the Securities Act of 1933, as amended, a registration statement or post-effective amendment to a registration statement for the issuance of up to $450 million principal amount of 8.00% First Mortgage Bonds, Series B due August 28, 2012 that are to be exchanged for a like principal amount of the issued and outstanding 8.00% First Mortgage Bonds, Series A due August 28, 2012 of the Company; and

         WHEREAS, each of the undersigned holds the office or offices in the Company herein below set opposite his/her name, respectively.

         NOW, THEREFORE, each of the undersigned hereby constitutes and appoints GARY R. JOHNSON, RICHARD C. KELLY, and CATHY J. HART and each of them individually, his/her attorney, with full power to act for him/her and in his/her name, place and stead, to sign his/her name in the capacity or capacities set forth below to one or more registration statements on Form S-4, or post-effective amendments to registration statements on Form S-4 (or any other appropriate form), relating to the issuance of up to $450 million principal amount of 8.00% First Mortgage Bonds, Series B due August 28, 2012 and to any and all amendments (including post-effective amendments) to such registration statements, and hereby ratifies and confirms all that said attorney may or shall lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands this 26th day of November, 2002.

/s/ Wayne H. Brunetti Wayne H. Brunetti Chairman of the Board, President, Chief Executive Officer and Director	/s/ Richard C. Kelly Richard C. Kelly Vice President, Chief Financial Officer and Director

/s/ David E. Ripka David E. Ripka Vice President, Controller and Director